Exhibit 3.4

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

DATED AS OF JULY 13, 2009

(CONT’D)

(CONT’D)

(CONT’D)

Exhibits

Exhibit A – Names and Addresses of Class A Members

Exhibit B – Names and Addresses of Class B Members

Exhibit C – Ownership of Units

Exhibit D – Officers

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Company”), dated as of [            ], 2009, by and among those persons or entities whose names and addresses are set forth on Exhibit A hereto, which may be amended from time to time as set forth herein and those persons or entities whose names and addresses are set forth in Exhibit B hereto, which may be amended from time to time as set forth herein (each individually a “Member” and together, the “Members”).

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below.

“Additional Capital Contribution” shall have the meaning set forth in Section 9.2(a).

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(i) credit to such Capital Account any amount that the Member is obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(l) or 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that are attributable to such Capital Account.

This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean any entity that,” directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified party. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership or control of securities possessing at least 50% of the voting power of all outstanding voting securities of an entity or the power otherwise to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting stock or otherwise. For the purposes of this definition, partnerships, joint ventures or similar entities where a majority in interest of the partners, venturers or other members are a party hereto and/or Affiliates of a party hereto also shall be deemed to be Affiliates of such party; provided that the Company shall not be deemed to be an Affiliate of any party hereto for any purpose hereunder, including the indemnification provisions contained in Article 15 of this Agreement.

“Agreement” shall have the meaning ascribed to it in the preamble hereto.

“Allocation Regulations” shall mean the Treasury Regulations under Section 704 of the Code, as amended from time to time, and any other Treasury Regulations that relate to the allocation of items of income, gain, deduction or loss of the Company or the maintenance of the Capital Accounts.

“Annual Budget” means the annual budget of the Company, approved by the Platinum Manager and Members holding at least sixty-six and two-thirds percent (66-2/3%) of all outstanding Units.

“Approved Petroleum Engineers” means any independent petroleum engineers reasonably acceptable to the Board and the Platinum Manager, or if Platinum or its Affiliates have not appointed the Platinum Manager, Class A Members holding more than a majority of the Class A Units.

“Avalon International” means Avalon International Group.

“Board” shall mean the board of Managers of the Company appointed by the Members pursuant to Section 6.1.

“BOC” shall mean the Texas Business Organizations Code as from time to time in effect in the State of Texas, or any corresponding provision or provisions of any succeeding or successor law of such State.

“Book Property” shall mean property of the Company that is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

“Book Liability Value” shall mean with respect to any liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s-length transaction. The Book Liability Value of each liability of the Company described in Treasury Regulation Sections 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Values.

“Book Value” shall mean, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(A) The initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(B) The Book Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or part of its Units unless the Board reasonably determines in good faith that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(C) The Book Value of a Company asset distributed to any Member shall be the Fair Market Value of such Company asset as of the date of distribution thereof;

(D) The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this subparagraph (D) to the extent that an adjustment pursuant to subparagraph (B) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (D);

(E) The Book Value of a Company asset shall be adjusted to reflect depreciation with respect to such asset; provided that, if the Book Value of a Company asset has been determined or adjusted pursuant to subparagraphs (A), (B) or (D) above, such Book Value shall thereafter be adjusted to reflect the depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses; and

(F) The Book Value of each Oil and Gas Property of the Company shall be adjusted to reflect Simulated Depletion with respect to such property;

“Capital Account” shall mean, with respect to any Member, such Member’s capital account established and maintained in accordance with the provisions of this Agreement.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the Fair Market Value of any property other than money contributed to the capital of the Company by such Member (net of liabilities assumed by the Company or to which property contributed to the Company is subject) in accordance with the provisions of this Agreement.

“Cash” means cash and unrestricted registered traded securities listed for trading or quotation on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

“Cause” means (i) the continued failure of the person, after written notice is given and a reasonable opportunity to cure has been granted to that person, to comply with the reasonable written directives of the Company or any successor entity that employs such person; (ii) the failure of the person to comply in any material respect with the written terms of employment with or, in the case of an independent contractor, engagement by the Company; (iii) any willful misconduct of the person resulting in material and demonstrable damage (which does not have to be economic) to the Company or any successor entity; (iv) the person’s conviction of, or plea of nolo contendre to, any felony or any crime or offense causing substantial harm to the Company (whether or not for personal gain) or involving acts of theft, fraud or embezzlement, or (v) the habitual use of alcohol or other substances by the person that substantially interferes with his or her abilities to perform the essential functions of the position with the Company or any successor entity. No act, or failure to act, by that person will be considered “willful” if done, or omitted to be done, by the person in good faith and in the reasonable belief that the act or omission was in the best interest of the Company or required by applicable law.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State for the State of Texas on November 20, 2007.

“Class A Member” shall mean any Member that holds Class A Units, in such Member’s capacity as a holder of such Class A Units as set forth on Exhibit A hereto, which may be amended from time to time as set forth herein.

“Class A Unit” shall mean a Unit having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Managers” shall have the meaning ascribed to it in Section 6.1.

“Class B Member” means any Member that holds Class B Units, in its capacity as a holder of such Class B Units as set forth on Exhibit B hereto, which may be amended from time to time as set forth herein.

“Class B Unit” shall mean a Unit having the rights and obligations specified with respect to Class B Units in this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning ascribed to it in the preamble hereto.

“Company Acceptance” has the meaning set forth in Section 12.7.

“Company Acceptance Period” has the meaning set forth in Section 12.7.

“Company Parties” shall mean the Company, Black Elk Energy LLC, Gross Capital and Avalon International and Plainfield Specialty Holdings II Inc.

“Company Rejection” has the meaning set forth in Section 12.7.

“Company-Related Document” has the meaning set forth in Section 16.2(b).

“Confidential Information” shall have the meaning ascribed to it in Section 13.4.

“Consolidated EBITDA” means, for any applicable period of computation, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Company and its Consolidated Subsidiaries for such period, (iii) depletion, depreciation and amortization for such period (iv) all non-cash compensation charges related to Statement of Financial Account Standards No, 123R for such period, and (v) other non recurring expenses of Company and its

Consolidated Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Company and its Consolidated Subsidiaries for such period and (ii) all non-recurring items increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any applicable period of computation, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of Company and its Consolidated Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any applicable period of computation, the net income (excluding extraordinary losses and gains) of Company and its Consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period.

“Consolidated Subsidiaries” means each Subsidiary of Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of Company in accordance with GAAP.

“Covered Person” has the meaning set forth in Section 16.2(b).

“Debt” has the meaning given to such term in the Platinum Credit Agreement.

“Dissolution Event” shall have the meaning ascribed to it in Section 15.1.

“Distribution” shall mean, with respect to any Member, the amount of money or the Fair Market Value of any property other than money distributed to such Member by the Company (net of liabilities assumed by such Member or to which property distributed to such Member is subject).

“Election Notice” shall have the meaning ascribed to it in Section 12.5(a).

“Entity” means any Person other than a natural person.

“Excused Persons” means, collectively, Platinum, Platinum’s general partner, any Platinum Affiliate, any Platinum Manager or any Platinum Observer.

“Executives” shall mean the officers of the Company identified on Exhibit D hereto.

“Exercising Member” shall have the meaning ascribed to it in Section 12.6(d).

“Fair Market Value” shall mean the fair market value of the asset in question, as determined in the good faith judgment of the Board; provided, however, if Platinum or its Affiliates object to the Board’s determination of Fair Market Value within 30 days of becoming aware of such determination, Fair Market Value shall be determined by the Independent Financial Expert

“Family Group” shall mean, with respect to any Member, such Member, such Member’s spouse, siblings, ancestors and descendants (whether natural, by marriage or adopted) and any trust or other estate planning vehicle solely for the benefit of such Member and/or such Member’s spouse, siblings, ancestors and/or descendants (whether natural, by marriage or adopted).

“Fiscal Period” of the Company shall mean the period commencing (i) in the case of the Company’s first Fiscal Period, on the date on which the Company is formed under the BOC, and (ii) thereafter, on the date immediately after the end of the next preceding Fiscal Period, and terminating at, or immediately preceding (as may be appropriate), the earlier of the last day of the Fiscal Year or the date of the issuance or redemption of Units or, in the reasonable discretion of the Tax Matters Partner, of any other event.

“Fiscal Year” of the Company shall mean the period commencing on January 1 and ending on December 31 of each year except as may otherwise be required by the Code or the Treasury Regulations, provided, however, that (i) in the case of the Company’s first fiscal year, Fiscal Year shall mean the period from and including the date on which the Company is formed under the BOC to and including the immediately following December 31 and (ii) the final Fiscal Year of the Company shall end on the date on which the winding up of the Company is completed.

“Formation Date” shall mean November 20, 2007.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Gross Capital” means Gross Capital Partners, LLC.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, participation interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“IRS” shall mean the United States Internal Revenue Service.

“Indemnitee” shall have the meaning ascribed to it in Section 16.1.

“Independent Financial Expert” means an investment banking firm of nationally recognized standing mutually chosen by the Company and Platinum or if the Company and Platinum cannot agree on a mutually acceptable Independent Financial Expert, then Platinum and the Company shall each choose one Independent Financial Expert, and the respective chosen Independent Financial Experts shall agree on another Independent Financial Expert that shall make the determination; provided that any costs of an Independent Financial Expert shall be divided equally by the Company and the party requesting the use of such Independent Financial Expert.

“Inferior Offer” has the meaning set forth in Section 12.7.

“Initial Capital Contribution” shall mean, with respect to any Member, the Initial Capital Contribution set forth in Exhibit C opposite the name of such Member.

“Initial Sharing Ratio” means, for each Member, the Initial Sharing Ratio set forth opposite such Member’s name on Exhibit C to this Agreement.

“Investment Documents” means this Agreement and any other document, instrument, certificate or agreement executed and delivered by a Member in connection with being admitted to the Company as a Member.

“Issuance Notice” shall have the meaning ascribed to it in Section 12.5(a).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

“Local Business Day” shall have the meaning ascribed to it in Section 17.8(d)(i).

“Managers” shall mean the Persons who are appointed as members of the Board pursuant to Section 6.1, and “Manager” means anyone of them.

“Management Members” means Black Elk Energy LLC.

“Matching Offer” shall have the meaning ascribed to it in Section 12.7.

“Member” shall mean any Person that (i) (A) is one of the Members of the Company as of the date hereof and is listed as such on Exhibit A or Exhibit B, as applicable, or (B) has been admitted to the Company as a Member in accordance with this Agreement, and (ii) has not ceased to be a Member for any reason.

“Net Profit” or “Net Loss” shall mean, except as specified below, the income or loss of the Company for “book” or “capital account” purposes under Treasury Regulations Section 1.704-1(b)(2)(iv). In particular, but without limitation, for each Fiscal Period, “Net Profit” or “Net Loss” shall mean the Company’s taxable income or loss for such Fiscal Period, determined in accordance with Section 703(a) of the Code (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss), with the following modifications:

(i) the rules set forth in Section 9.3(e) shall be given effect; and

(ii) any items of income, gain, loss or deduction that are specially allocated to a Member under Section 10.1(b) shall not be taken into account in computing Net Profit or Net Loss.

“Observer” shall have the meaning ascribed to it in Section 6.1.

“Offered Units” shall have the meaning ascribed to it in Section 12.5(a).

“Oil and Gas Property” shall mean each separate oil and gas “property” (as defined in Section 614 of the Code) owned by the Company or its Subsidiaries which are treated as disregarded entities or partnerships for federal income tax purposes as a result of Capital Contributions, acquisitions or otherwise.

“Permitted Transfer” shall have the meaning ascribed to it in Section 12.1(b).

“Permitted Transferee” shall have the meaning ascribed to it in Section 12.1(b).

“Person” shall mean a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, non-United States limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

“Plainfield” shall mean Plainfield Elk Holdings LLC, a Delaware limited liability company, or its successors or assigns.

“Platinum” shall mean PPVA Black Elk (US) Corp., a Delaware corporation, or its successors or assigns.

“Platinum Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of [            ], 2009, by and among the Company, the entities a party thereto. from time to time as guarantors, the entities a party thereto from time, to time as lenders and PPVA Black Elk (Cayman) Ltd., as agent for such lenders.

“Platinum Manager” shall have the meaning ascribed to it in Section 6.1.

“Platinum Observer” shall mean the Observer appointed by Platinum.

“Platinum Offer” has the meaning set forth in Section 12.7.

“Platinum-Related Parties” means Platinum, any other entities directly or indirectly affiliated with Platinum, including subsidiaries or any entities that are Affiliates of Platinum, investment vehicles to which investment management services are provided by any of the foregoing, and the respective employees of any of the foregoing; provided, however, that the term Platinum-Related Parties does not include the Company Parties.

“Pro Rata Share” means the number equal to the ratio of (a) the number of the Company’s Units of which such Member is a holder to (b) the total number of the Company’s outstanding Units.

“Proposed Sale” shall have the meaning ascribed to it in Section 12.6(a).

“Public Offering” shall mean an underwritten public offering and sale of Units or any securities issued with respect to, or in exchange for, Units, in each case pursuant to an effective registration statement under the Securities Act in which the net proceeds received by the Company exceeds $75,000,000; provided, that a Public Offering shall not include an offering made in connection with (i) a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form or (ii) an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Reclassified Securities” shall have the meaning ascribed to it in Section 12.8.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Class A Members, setting forth, as of each January 1st or July 1st the oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Company’s Annual Budget.

“Right of First Offer” has the meaning set forth in Section 12.7.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Secondary Notice” shall have the meaning ascribed to it in Section 12.6(c).

“Seller” shall have the meaning ascribed to it in Section 12.6(a).

“Sharing Ratio” means, with respect to each Member and any Person that acquires all or any portion of the Units initially issued to and held by such Member, the percentage derived by dividing (i) the number of Units held by such Member by (ii) the number of all Units held by all Members (and such percentage shall be allocated among such original Member and any such acquiring Person or Persons according to the transfer documentation pursuant to which all or any portion of such Units are Transferred from time to time).

“Simulated Basis” shall mean, with respect to any Oil and Gas Property, the Book. Value of such Oil and Gas Property, as adjusted to reflect (a) additions to basis and (b) deductions for Simulated Depletion.

“Simulated Depletion” shall mean a depletion allowance computed for each year with respect to each Oil and Gas Property, using the cost depletion method, subject, however, to the requirements set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(k), and determined as necessary by reference to the Simulated Basis of the Oil and Gas Property.

“Simulated Gains” or “Simulated Losses” mean, respectively, the simulated gains or losses computed by the Company with respect to each Oil and Gas Property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2) and by reference to its Simulated Basis.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Superior Offer” has the meaning set forth in Section 12.7.

“Tax Distributions” shall have the meaning ascribed to it in Section 11.1(b).

“Tax Matters Partner” shall have the meaning ascribed to it in Section 14.2.

“Transfer” shall have the meaning ascribed to it in Section 12.1(a).

“Transfer Notice” shall have the meaning ascribed to it in Section 12.6(a).

“Transfer Units” shall have the meaning ascribed to it in Section 12.6(a).

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code, as amended from time to time.

“Unadmitted Assignee” shall have the meaning ascribed to it in Section 12.3.

“Unit” shall mean, any Class A Unit, any Class B Unit or any other class of Units as may be created and issued by the Board from time to time, issued to any Member pursuant to this Agreement, representing, subject to the terms of any such Unit, such Member’s ownership interest and rights as a Member in the Company, including the Member’s right to a share of the Net Profit and Net Loss of the Company, its right to Distributions and to a share of the assets of the Company on liquidation and its right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the BOC.

“Unit Equivalent” shall mean any securities convertible, exchangeable or exercisable for Units.

“Unreturned Capital Distributions” means a Member’s share of the aggregate balance of the Capital Accounts as of the date hereof which is reflected on Exhibit C reduced (but not below zero) by all distributions to such Member pursuant to Section 11.1(c)(i).

“Voting Units” shall mean, collectively, the Class A Units, the Class B Units and any other class of Units that entitle the holders thereof to vote with respect to a particular matter related to the Company, but only with respect to and to the extent of such entitlement.

1.2 Form of Pronouns; Number; Construction. Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. Unless otherwise specified, references to Articles, Sections or subsections are to the Articles, Sections and subsections in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

ARTICLE 2

THE COMPANY

2.1 Formation. The Company was formed as a limited liability company under and pursuant to the provisions of the BOC, and the Members agree to continue the Company in existence upon the terms and conditions set forth in this Agreement.

2.2 Name. The name of the Company is “Black Elk Energy Offshore Operations, LLC”.

2.3 Purpose of the Company. The purpose of the Company shall be to transact any or all lawful business for which limited liability companies may be organized under the BOC and the Company shall have all powers that are necessary or desirable to carry out the foregoing.

2.4 Term. The Company shall continue in existence in perpetuity unless and until liquidated in accordance with this Agreement.

2.5 Filings.

(a) The Board shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Texas, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law.

(b) The Board shall cause to be taken all actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

2.6 No State Law Partnership. The Members intend that the Company shall not constitute or be treated as a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purpose other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary. Subject to the provisions of Section 12.8, (i) the Members intend that the Company shall be treated as a partnership for federal, and if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and (ii) the Members and the Company shall not make any election under Treasury Regulations Section 301.7701-3, or any comparable provisions of state or local law, to treat the Company as an entity other than a partnership for federal, state or local income tax purposes.

ARTICLE 3

OFFICES

3.1 Registered Office and Registered Agent. The registered office and registered agent shall be as set forth in the Certificate until such time as the registered office or registered agent is changed in accordance with the BOC.

3.2 Principal Executive Office. The principal executive office for the transaction of the business of the Company shall be at 11451 Katy Freeway, Suite 500, Houston, Texas 77070, or as may be fixed from time to time by the Board within or outside of the State of Texas.

3.3 Other Offices. The Board may at any time establish other business offices within or outside of the State of Texas.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations, Warranties and Covenants of Each Member. Each Member (as to itself only) represents and warrants to the Company and the other Members as follows:

(a) Organization; Existence. Such Member, if such Member is an Entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Power; Qualification. Such Member has full power and authority to execute and deliver this Agreement and the other Investment Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution and delivery by such Member of this Agreement and the other Investment Documents to which it is a party, and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action.

(c) Authority; Enforceability. This Agreement and each other Investment Document to which such Member is a party has been duly and validly executed and delivered by such Member and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally, and by principles of equity.

(d) No Conflicts. The execution, delivery, and performance by such Member of this Agreement and the other Investment Documents to which such Member is a party will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member or (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, or trust agreement, as applicable, or any material agreement or instrument to which such Member is a party. No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by such Member of this Agreement and any of the other Investment Document to which it is a party.

(e) Investment Matters. Such Member is acquiring Units in the Company for its own account, for investment purposes, and not with a view to or in connection with the resale or other distribution of such Units in violation of applicable securities laws. Such Member is an “accredited investor” as defined in Rule 501 (a) under Regulation D of the Securities Act Such Member understands and agrees that the Units have not been registered under the Securities Act and are “restricted securities.” Such Member has knowledge of finance, securities and investments generally, experience and skill in investments based on actual participation, and has the ability to bear the economic risks of such Member’s investment in the Company.

(f) LLC Agreement. Such Member understands that the Units acquired by it shall, upon issuance by the Company, without any further action on the part of the Company or such Person, be subject to the terms, conditions and restrictions contained in this Agreement including all amendments, modifications and restatements thereof are made in accordance with this Agreement.

(g) No Brokers. Except as set forth in Exhibit E, neither such Member nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the transactions provided for herein which fee, commission or payment will constitute an obligation payable by the Company or any other Member; and such Member shall indemnify and hold harmless the Company and the other Members from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by such Members in connection with the Company or this Agreement.

(h) Survival of Representations and Warranties. All representations and warranties made by each of the Members in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement regardless of any investigation made by or on behalf of any such party.

4.2 Representations and Warranties of the Company. The Company represents and warrants to the Members that:

(a) It was formed in the State of Texas on the Formation Date.

(b) The Company is duly organized, validly existing and in good standing under the laws of Texas and in each other jurisdiction in which qualification is necessary for the conduct of its business and has all requisite power and authority to own and lease its properties and enter into this Agreement and the other Investment Documents to which it is a party.

(c) There are no actions, suits, investigations or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of the Company, threatened against or affecting the Company.

(d) The Company did not conduct any business operations, other than in connection with its formation and capitalization, before the Formation Date.

(e) The Company did not own any property or assets before the Formation Date.

(f) Assuming the accuracy of the representations and warranties of the Members contained in Section 4.1 hereof, the offer, sale and issuance of the Units will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws. Neither the Company nor any agent of its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Units to any person or persons so as to bring the sale of such Units by the Company within the registration provisions of the Securities Act or any state securities laws.

ARTICLE 5

MEMBERS

5.1 Members. Each of the parties to this Agreement, and each Person admitted as a Member of the Company pursuant to this Agreement, shall be a Member of the Company until such Person ceases to be a Member in accordance with the provisions of this Agreement. Upon the admission of any new Member, Exhibit A, Exhibit B and Exhibit C, as applicable, hereto shall be amended accordingly.

5.2 Limited Liability. The liability of each Member shall be limited as set forth in the BOC and other applicable law and, except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company (or by reason of being deemed a holder of Units hereunder).

5.3 Nature of Ownership; Agreement Is Binding upon Successors. The Units held by the Members constitute their personal property. No Member has any interest in any specific asset or property of the Company. Subject to the provisions of Article 12, in the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator or other legal representative of such Member shall be bound by the provisions of this Agreement. Subject to the provisions, of Article 12, if a Member that is not a natural person is dissolved or terminated, the successor of such Member shall be bound by the provisions of this Agreement.

5.4 Voting Rights.

(a) Each Class A Unit and each Class B Unit shall carry the right to one (1) vote at any meeting of the Members. The Board may, upon the request and approval of any Member, designate such Member’s Units as nonvoting.

(b) Except as otherwise provided herein, for so long as Platinum owns any Units, the Company shall not, and shall not permit any of the Company’s Subsidiaries to, without the consent of the Platinum Manager, or if Platinum or its Affiliates have not appointed the Platinum Manager, Class A Members holding more than a majority of the Class A Units then outstanding, take any of the following actions:

(i) amend this Agreement or the Certificate, except for amendments permitted by Sections 8.1, 8.2 or 12.2(d);

(ii) approve or materially modify the compensation of the Company’s Executives;

(iii) issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Units or other equity securities or any Debt of the Company or any of its Subsidiaries, including securities issued upon the exercise or conversion of securities or other derivative or convertible securities, other than issuances of Units, equity securities or debt contemplated by the Company’s Annual Budget, other than in compliance with Sections 12.5 and 12.7 hereof;

(iv) repurchase any of the Company’s Units or other equity securities;

(v) enter into any merger, consolidation, reorganization or other business combination or transaction;

(vi) sell, transfer, lease, license, pledge or dispose of any of the Company’s assets for a purchase price of $500,000 or more other than sales, transfers, leases, licenses, pledges and dispositions contemplated by the Annual Budget;

(vii) make any capital expenditure or acquisition of any assets or interest or other investment in any Person (whether by purchase of assets, purchase of stock, merger or otherwise) for a purchase price of $500,000 or more other than capital expenditures and acquisitions contemplated by the Annual Budget;

(viii) initiate any Public Offering;

(ix) enter into a transaction with any Manager or Member of the Company or Affiliate or member of a Family Group thereof;

(x) enter into any transaction that would have a materially disproportionate impact on the Class A Members over the Company’s other Members; or

(xi) make any Distribution, other than as required by Section 11.1(b).

(c) Unless a record date for voting purposes has been fixed as provided in Section 5.10 of this Agreement, only Persons who are listed as being Members holding Units on the records of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Members is held (except that the record date for Members entitled to give consent to action without a meeting shall be determined in accordance with Section 5.10(b)) shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting. Any Member entitled to vote on any matter may cast part of its votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Manager), but if the Member fails to specify the Units that, such Member is voting affirmatively, it will be conclusively presumed that the Member’s approving vote is with respect to all votes that such Member is entitled to cast. Such vote may be by voice or by ballot.

5.5 Place of Meetings. All meetings of the Members shall be held at any place within or outside of the State of Texas which may be designated by the Board. In the absence of such designation, Members’ meetings shall be held at the principal executive office of the Company. Notwithstanding the foregoing, the Board or those Members entitled to call a meeting of the Members may request that any such meeting be held by telephonic conference call.

5.6 Meetings of Members. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called (i) by the Board, (ii) by Platinum, or (iii) by Members entitled to cast not less than fifty percent (50%) of the votes at the meeting. Upon request in writing from a Member that a meeting of Members be called for any proper purpose, the Board forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than five (5) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Member entitled to vote not less than five (5) nor more than sixty (60) days before the meeting. Such notices shall state:

(a) either the place of such meeting or that such meeting is telephonic and the date and hour of the meeting;

(b) those matters that the Board or Members, at the time of the mailing of the notice, intend to present for action by the Members.

5.7 Quorum. The presence at any meeting in person (including by telephone, if applicable) or by proxy of Members holding not less than a majority of the Units entitled to vote at such meeting shall constitute a quorum for the transaction of business, provided that holders of both Class A and Class B Units are present and able to vote. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member entitled to vote at the adjourned meeting. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the votes required to constitute a quorum as set forth in the immediately preceding sentence.

5.8 Waiver of Notice. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person (including by telephone, if applicable) or by proxy, and if, either before or after the meeting, each person entitled to vote, present in person (including by telephone, if applicable) or by proxy, signs (including by facsimile) a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. All such waivers shall be filed with the Company’s records and made a part of the minutes of the meeting. Attendance of a Member at a meeting (including by telephone, if applicable) shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

5.9 Action by Members Without a Meeting. Any action, which under any provision of the BOC, the Certificate or this Agreement that may be taken at a meeting of the Members, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by all of the Members. All such consents shall be filed with the Board and shall be maintained in the Company’s records.

5.10 Record Date. The Board may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members or entitled to give consent to action by the Company in writing without a meeting, to receive any report and to receive distributions. The record date so fixed shall be not more than sixty (60) days nor less than five (5) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a distribution, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by the BOC, the Certificate or this Agreement. If the Board does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held; and

(b) the record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

5.11 Members are not Agents. Pursuant to Article 5 of this Agreement, the management of the Company is vested in the Board. The Members shall have no power to participate in the management of the Company except as expressly authorized by the BOC, this Agreement or the Certificate. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

5.12 Transactions of Members with the Company. Subject to any limitations set forth in this Agreement, including those set forth in Section 5.4(b) hereunder, and with the prior approval of the Board, a Member may transact other business with the Company, provided that any such transaction must be on a terms that are the same or better than could be reached with an independent third party in an arm’s length transaction, and provided further that this Section 5.12 shall not apply to any loans by Members to the Company which shall be subject to Section 5.13 below.

5.13 Loans by Members to the Company. No Member shall be obligated to lend money to the Company. Any loan by a Member to the Company shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution and shall bear interest at such rate as may be agreed upon by the Company and the lending Member.

5.14 Actions of Excused Persons. Notwithstanding anything contained herein to the contrary, the Excused Persons, in their sole discretion and without obtaining the consent of or soliciting participation by any other Member or the Company, (a) may engage in, possess an interest in, or participate as an officer, director, consultant, representative, partner, stockholder, manager, member, or employee in, any present or future business venture (whether or not competing with any present or future business activities of the Company), including, without limitation, any aspect of any lending or investing business; and (b) may become a shareholder, officer or director of any corporation, a member (including the managing member) of any limited liability companies, a partner (including the general partner) in any partnerships, the manager of other entities or the investment manager for investment funds; and (to the fullest extent permitted by law) the doctrines of corporate opportunity and fiduciary duty, or any analogous doctrines, shall not apply to any Excused Person. Each Member acknowledges and agrees that any such other investments, accounts, funds, business ventures, or other entities, whether now existing or created in the future, could compete with the Company and each Member waives any claims against the Excused Persons based on such actions. No Excused Person who acquires knowledge of a potential transaction, agreement, arrangement, or other matter that may be an opportunity for the Company or any other Member shall have any duty to communicate or offer such opportunity to the Company or any other Member, and (to the fullest extent permitted by law) such Excused Person shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such Excused Person pursues or acquires for, or directs such opportunity to, another person or entity (including, without limitation, such Excused Person or any other Excused Person) or does not communicate such opportunity or information to the Company or any other Member. Any Excused Person also currently (and in the future) may engage or invest in other businesses and non-business activities, both within and outside of the Company. Neither the Company nor any Member shall have any right, title or interest in or to any such businesses or activities, or in the income or profits derived therefrom, by reason of this Agreement or otherwise. This Section 5.14 is, not intended to relieve any Excused Person from its obligations under any confidentiality or nondisclosure agreement between such Excused Person and the Company.

5.15 Independent Pursuit of Business Opportunities. The parties hereto expressly acknowledge that each Management Member and its Affiliates has and will continue to have business and investment interests independent of its investment in the Company. Nothing contained herein will restrict the ability of any Management Member or its Affiliates from time to time to engage in any business or investment activity or to acquire, develop or otherwise pursue business or investment opportunities for its own account, provided, however, that no Management Member may engage in any business or investment activity or to acquire, develop or otherwise pursue business or investment activities or opportunities that compete with or are otherwise contrary to the interests of the Company.

ARTICLE 6

MANAGEMENT OF THE COMPANY

6.1 Board of Managers. Subject to the provisions of the Act and any limitations in the Certificate and this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all of its powers shall be exercised by or under the direction of the Board. The Board shall initially be comprised of up to three (3) individuals (each, a “Manager”), two (2) of whom shall be appointed by the Class B Members, which individuals shall initially be John G. Hoffman, and James Hagemeier (the “Class B Managers”) and for so long as Platinum owns any Units, one (1) of whom shall be appointed by Platinum or its Affiliates (the “Platinum Manager”) which individual shall initially be Daniel Small. In the event the size of the Board is increased to greater than three (3), for so long as Plainfield beneficially owns greater than ten percent (10%) of the total number of Units outstanding Plainfield shall have the right to appoint one (1) individual to be a manager on the Board. In addition, each of Platinum and Plainfield or its respective Affiliates shall have the right to appoint one (1) representative (each an “Observer” and together, the “Observers”), which Observers shall have the right to attend meetings of the Board in a nonvoting observer capacity and the Company shall (i) give the Observers notice of all such meetings, at the same time as furnished to the members or the Board, (ii) pay the reasonable out-of-pocket costs and expenses of the Observers in connection with his attendance at each meeting in any calendar year and indemnify the Observers to the fullest extent permitted by law in connection therewith, (iii) provide to the Observers all notices, documents and information furnished to the Board whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to such Board, (iv) notify the Observers and permit the Observers to participate, on a non-voting basis, by telephone in, emergency meetings of such Board and all committees thereof, and (v) provide the Observers copies of the minutes of all such meetings at the time such minutes are furnished to the Board. The Board shall be limited in size to the three (3) Managers. Any Manager may be removed and replaced by the Members that appointed such Manager at any time at such party’s absolute discretion. Decisions of the Board shall be made in accordance with the voting procedures set forth in Section 6.2 and Article 7.

6.2 Board Voting. Each Manager shall be entitled to one vote.

6.3 Agency Authority of Managers. With the prior consent of the Board, any Manager may sign contracts on behalf of the Company and endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company.

6.4 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

6.5 Resignations. Any Manager may resign effective upon giving written notice to the Board, unless the notice specifies a later time for the effectiveness of such resignation. A successor to such Manager shall, subject to the last sentence of Section 6.1, be appointed by the Member(s) that appointed the resigning Manager.

6.6 Compensation of Managers. Managers shall be entitled to such reasonable compensation for their services as Managers as the Board shall approve.

6.7 Transactions of Managers with the Company. Subject to the prior written consent of the Board and the limitations set forth in Section 5.4(b) of this Agreement, a Manager, directly, or through such Manager’s Affiliate, may lend money to and transact other business with the Company. Such Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager.

6.8 Liability for Certain Acts. The Managers shall exercise their business judgment in managing the business operations and affairs of the Company. Unless fraud, deceit, gross negligence, willful misconduct or a wrongful taking shall be proven by a court of competent jurisdiction, after exhaustion of all appeals therefrom, the Managers shall not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or for the failure to do any act by the Managers in conducting the business operations and affairs of the Company. The Managers do not, in any way, guarantee the return of any Member’s Capital Contribution or a profit for the Members from the operation of the Company. The Managers are not responsible to any Member for the loss of his, her or its investment or a loss in operations unless the result shall have been a result of fraud, deceit, gross negligence, willful misconduct or a willful and wrongful taking by such Managers. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

6.9 Officers. The Board may in its discretion determine that the Company shall have officers. The names of the officers of the Company as of and from and after the date of this Agreement until removal, replacement, resignation or otherwise pursuant to this Article 5 are as set forth on Exhibit D. The following provisions of this Section shall apply with respect to officers:

(a) The officers of the Company may, but need not, include a chief executive officer, president, chief financial officer, chief operating officer, one or more vice presidents, secretary and treasurer, and other officers appointed by the Board. Any number of offices may be held by the same person. Officers may, but need not, be Managers and/or Members.

(b) Each officer of the Company shall be chosen by the Board and shall serve at the pleasure of the Board.

(c) Any vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Board, at the Board’s election.

(d) Except as required by law, no officer shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being an officer of the Company.

(e) The terms and condition of employment and the responsibilities of the officer’s of the Company shall be fixed from time to time by the Board or a committee of the Board.

(f) Each officer of the Company shall dedicate substantially all of such party’s business time and attention to the Company and its management and operation.

ARTICLE 7

MEETINGS OF THE BOARD

7.1 Place of Meetings. Meetings of the Board shall be held at any place within or outside of the State of Texas that has been designated from time to time by the Board. In the absence of such designation, meetings of the Board shall be held at the principal executive office of the Company. Notwithstanding the foregoing, the Board or any Manager entitled to call a meeting of the Board may request that any such meeting be held by telephonic conference call.

7.2 Meetings of the Board. Meetings of the Board may be called for any purpose or purposes at any time by any Manager. Notice of the time and place of meetings (or whether such meeting shall be telephonic) shall be delivered personally or by telephone to each Manager, or sent by mail, facsimile or electronic transmission, charges prepaid, addressed to such Manager at his or her address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, the Company. In case such notice is mailed, it shall be deposited in the United States mail at least ten (10) days prior to the time of the holding of the meeting. In case such notice is sent by facsimile or electronic transmission, it shall be transmitted by the person giving the notice by electronic means to the Manager at least three (3) business days prior to the time of the holding of the meeting. In case such notice is delivered personally or by telephone as above provided, it shall be so delivered at least two (2) business days prior to the time of the holding of the meeting. Any notice given personally or by telephone may be communicated to either the Board or to a person at the office of the Company whom the person giving the notice has reason to believe will promptly communicate it to the Board. Such deposit in the mail, delivery to a common carrier, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to the Board. The notice need not specify the purpose of the meeting.

7.3 Quorum; Participation in Meetings by Telephone Conference Permitted; Vote Required for Action. Physical or telephonic presence of Managers with the right to exercise at least two (2) votes (one of which must be the Platinum Manager) in the aggregate at a meeting of the Board constitutes a quorum for the transaction of business, except as set forth in this section. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can communicate with and hear one another. Every resolution, consent, act or decision done or made by a majority of the votes by Manager(s) present at a meeting of the Board duly held at which a quorum is present shall be regarded as the act of the Board. Manager(s) who have the right to exercise a majority of the votes present, whether or not a quorum is present, may adjourn any meeting of the Board to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Board, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Managers who were not present at the time of the adjournment.

7.4 Waiver of Notice; Consent to Meeting. Notice of a meeting of the Board need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

7.5 Action by Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if the Manager(s) who would otherwise constitute a quorum and represent a majority of the votes held by all Managers shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of the Board.

ARTICLE 8

UNITS

8.1 Units.

(a) The interests of the Members in the Company are divided into and represented by the Units, each having the rights and obligations specified in this Agreement, as it may be amended from time to time. The Secretary of the Company shall maintain schedules that set forth the identity of the Members from time to time, their respective mailing addresses and the Units held by them.

(b) At the date hereof, the issued and outstanding Units consist of Class A Units and Class B Units. The number of Units held by each Member is set out on Exhibit C opposite such Member’s name.

(c) A Member may own one or more classes of Units. Except as provided herein, the ownership of a Unit of one class shall not affect the rights or obligations of a Member with respect to Units of other classes. Any reference to the holder of a class of Units shall be deemed to refer to such holder only to the extent of the Units of the relevant class held by the Member, unless the context clearly requires otherwise.

8.2 Incentive Shares.

(a) If, between the date hereof and December 31, 2009, the Company (I) pays all interest payments due under the Platinum Credit Agreement when such payments are due and payable and (2) meets the 2009 Financial Targets, as they may be amended from time to time by the Company to reflect acquisitions, dispositions of properties or other similar transactions, the Company shall issue an additional number of Class B Units to those individuals in the management of the Company as may be designated by the Executives equal to an aggregate of five percent (5%) of the total number of Units outstanding (calculated after any issuance of Class A Units pursuant to the proviso hereof); provided, that if necessary, the Company shall simultaneously issue to the Class A Members such additional number of Class A Units as would be necessary for the Class A Members to hold an aggregate of nine and nine tenths percent (9.9%) of the total number of Units outstanding. The 2009 Financial Target shall be deemed to have been met if commencing with the calendar quarter ended September 30, 2009 the Company’s quarterly Consolidated EBITDA shall have been not less than the amount indicated for each period below:

September 30, 2009	$1,321,000

December 31, 2009	$733,400

(b) If, for the calendar year ending December 31, 2010, the Company (i) pays all interest payments due under the Platinum Credit Agreement when such payments are due and payable and (2) meets the 2010 Financial Targets, as they may be amended from time to time by the Company to reflect acquisitions, dispositions of properties or other similar transactions, the

Company shall issue an additional number of Class B Units to those individuals in the management of the Company as may be designated by the Executives equal to an aggregate of ten percent (10%) of the total number of Units outstanding (calculated after any issuance of Class A Units pursuant to the proviso hereof); provided, that if necessary, the Company shall simultaneously issue to the Class A Members such additional number of Class A Units are would be necessary for the Class A Members to hold an aggregate of nine and nine tenths percent (9.9%) of the total number of Units outstanding. The 2010 Financial Target shall be deemed to have been met if commencing with the calendar quarter ended March 31, 2010 the Company’s quarterly Consolidated EBITDA shall have been not less than the amount indicated for each period below:

March 31, 2010	$1,526,000

June 30, 2010	$1,281,400

September 30, 2010	$1,164,000

December 31, 2010	$997,400

(c) Upon a Change of Control that results in aggregate net proceeds received by the Platinum Affiliates of at least 150% of the aggregate principal and interest then outstanding under the Platinum Credit Agreement, the additional shares described in Section 8.2(a) and (b) shall be immediately issued to the Management Members.

(d) If any of the persons to whom Class B Units are issued pursuant to Section 8.2(a) or (b) above terminates his employment with the Company or an Affiliate or such employment is terminated by the Company or such Affiliate for Cause prior to the termination of the Platinum Credit Agreement, then the person so terminated shall forfeit to the Company such number of shares issued pursuant to Section 8.2(a) or (b), if any, as represent the beneficial ownership interest of such terminated employee.

ARTICLE 9

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

9.1 Capital Contributions.

(a) As of the date of this Agreement, each Member has made the Capital Contributions in the amount set forth on Exhibit C opposite each Member’s name, and is deemed to own the number, type, series and class of Units, in each case, in the amounts set forth opposite such Member’s name on Exhibit C as in effect on the date hereof.

(b) Except as otherwise provided in this Agreement, no Member shall have any right to receive any return on its Capital Contributions to the Company or on its Capital Account in the Company.

(c) Except as otherwise provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Contributions or Capital Account or to receive any particular asset in liquidation of the Company or otherwise.

9.2 Additional Capital Contributions.

(a) No Member shall be required to make any additional Capital Contributions (“Additional Capital Contributions”) to the Company.

(b) The Board may permit Members to make Additional Capital Contributions in cash or in property, and if there is no change in the number of Units outstanding or the Sharing Ratios after the Additional Capital Contributions, such Additional Capital Contributions shall not be subject to Section 12.5. Upon the making of an Additional Capital Contribution by an existing Member, or upon the admission of a new Member in accordance with this Agreement and the Act, such Member or Members shall acquire such number and class of Units or other equity interests in the Company as the Board may determine and shall, in all instances, receive a credit to its Capital Account for each such Capital Contribution at the time and in the amount that such contribution is made.

(c) Subject to the requirements set forth in Section 5.4(b) and Section 12.5, the Board may issue new Units in, and admit new Members to, the Company for such consideration as it determines, and the Fair Market Value of such consideration shall be deemed to be the new Member’s initial Capital Contribution to the Company.

(d) Each Additional Capital Contribution shall be made by Wire transfer of immediately available funds.

9.3 Capital Accounts.

(a) A separate Capital Account shall be established for each Member and shall be maintained in all respects in accordance with Section 704 of the Code and the Allocation Regulations promulgated thereunder, including Treasury Regulations Section 1.704-l(b). Without limiting the foregoing, a Member’s Capital Account shall be increased by (i) the amount of the Capital Contributions made by such Member to the Company and (ii) allocations of Net Profit and other items of income or gain to such Member under Section 10.1, and shall be reduced by (iii) the amount of the Distributions (not including any guaranteed payment under Section 707(c) of the Code) made to such Member by the Company and (iv) allocations of Net Loss and other items of deduction or loss to such Member under Section 10.1.

(b) The manner in which the Capital Accounts are to be maintained pursuant to this Section 9.3 is intended to comply with the requirements of Section 704 of the Code and the Allocation Regulations, and the provisions of this Agreement regarding the maintenance of Capital Accounts shall be interpreted and applied consistently herewith. If, in the reasonable opinion of the Tax Matters Partner, the manner in which the Capital Accounts are to be maintained pursuant to the provisions of this Section 9.3 should be modified in order to comply with the requirements of Section 704 of the Code and the Allocation Regulations, then, notwithstanding anything to the contrary contained in this Section 9.3, the Tax Matters Partner may alter the method in which the Capital Accounts are maintained, and the Tax Matters Partner shall have the right, upon notice in writing to the other Member(s), to amend this Agreement without action by the Managers or the Members to reflect any such change in the manner in which the Capital Accounts are maintained; provided that, if any such modification would adversely affect any Member, then no such modification shall be effective without the prior written consent of such Member.

(c) The Company shall increase or decrease the Capital Accounts of the Members to reflect a revaluation of the assets of the Company to their respective fair market values in connection with (A) a contribution of money or other property (other than a de minimis amount) to the capital of the Company by a new or existing Member as consideration for an interest in the Company, (B) a distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an interest in the Company, (C) a liquidation of the Company, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (D) certain increases or decreases in ownership interests in the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q).

(d) Except as may be required by the BOC or any other applicable law, no Member shall be required to restore or pay to the Company or to any other Member any deficit or negative balance that may exist in such Member’s Capital Account, whether upon liquidation of the Company or otherwise.

(e) For purposes of maintaining the Capital Accounts, items of income, gain, loss and deduction shall be determined in accordance with the determination of net income of the Company under Section 703(a) of the Code, with the following modifications:

(i) income, gain or loss from, and cost recovery, amortization or depreciation deductions with respect to, Book Property shall be computed by reference to the value of such property as set forth on the books of the Company, all in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such property differs from such value;

(ii) any income of the Company that is exempt from federal income tax, shall be added to such taxable income or loss;

(iii) any expenditures of the Company that are described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or loss;

(iv) in the event that the value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or Section 1.704-1(b)(2)(iv)(t), the amount of such adjustment shall be taken into account as gain or loss (as the case may be) from the disposition of such property;’

(v) to the extent (and only to the extent) that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732, Section 734 or Section 743 of the Code is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment shall be treated as an item of gain or loss (as the case may be);

(vi) Simulated Depletion, Simulated Gains, and Simulated Losses shall be computed in lieu of depletion and gains and losses with respect to each Oil and Gas Property of the Company; and

(vii) In the event the Book Liability Value of any liability of the Company described in Treasury Regulation Sections 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Company) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Company).

(f) As of the date of this Agreement, the agreed net fair market value of the Capital Accounts of the Members shall be, in the aggregate, one million, two hundred fifty thousand dollars ($1,250,000) and such amount shall be allocated among the Members as provided for on Exhibit C.

ARTICLE 10

ALLOCATION OF PROFITS AND LOSSES

10.1 Allocations.

(a) The Company’s Net Profit and Net Loss for any Fiscal Period shall be allocated among the Members in such a manner that, as of the end of such Fiscal Period and to the extent possible, the Capital Account of each shall be equal to the excess (which may be negative) of:

(i) the amount that would be distributed to such Member under this Agreement if (x) all Company assets were sold for cash equal to their Book Values at the end of such Fiscal Period, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Book Value of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 14.2, over

(ii) the sum of (x) the amount, if any, that such Member is obligated to contribute to the capital of the Company computed after, (y) such Member’s share of the partnership minimum gain determined pursuant to Treasury. Regulations Section 1.704-2(g) computed immediately before, and (z) such Member’s share of partner nonrecourse debt minimum gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale described in Section 10.1(a)(i); provided that Net Loss shall not be allocated pursuant to this Section 10.1(a) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Fiscal Period. Net Loss in excess of the limitation set forth in this Section 10.1(a) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Account in proportion to their relative Sharing Ratios but only to the extent that such Net Loss does not cause any such Member to have a deficit in its Adjusted Capital Account.

(b) Prior to the making of any allocation under Section 10.1(a), the allocations set forth below shall be made in the order set forth below. The amount of items of income, gain, loss and deduction available for allocation under the following rules shall be determined by applying the rules set forth in Section 9.3(e).

(i) If there is a net decrease in the Company’s minimum gain (as defined in Treasury Regulations Section 1.704-2(d)) during a Fiscal Period of the Company, then items of income and gain for such Fiscal Period (and, if necessary, for subsequent periods) shall be allocated to the Members in the manner and to the extent required by Treasury Regulations Section 1.704-2(f). This clause is intended to constitute a “minimum gain chargeback” as provided by Treasury Regulations Section 1.704-2(f), and this clause shall be construed accordingly.

(ii) Any partner nonrecourse deduction (within the meaning of Treasury Regulations Section 1.704-2(i)(2)) shall be allocated in the manner specified in Treasury Regulations Section 1.704-2(i)(1), and, subject to the exceptions set forth in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3)) during a Fiscal Period of the Company attributable to a partner nonrecourse debt (within the meaning of Treasury Regulations Section 1.704-2(b)(4)), then each Member with a share of partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain for such period attributable to such partner nonrecourse debt (which share of such net decrease shall be determined under Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(g)(2)). This clause is intended to constitute a “chargeback of partner nonrecourse debt minimum gain” as provided by Treasury Regulations Section 1.704-2(i)(4), and this clause shall be construed accordingly.

(iii) If a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a Pro Rata portion of each item of Company income, including gross income, and gain) shall be specially allocated to such Member in the manner required by Treasury Regulations Section 1.704-l(b)(2)(ii)(d) to eliminate, to the extent required by such regulation, the deficit in the Adjusted Capital Account of such Member as quickly as possible; provided that an allocation pursuant to this Section 10.1(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 10 have been tentatively made as if this Section 10.1(b)(iii) were not in this Agreement. This clause is intended to constitute a “qualified income offset” as provided by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and this clause shall be construed accordingly.

(iv) Simulated Depletion for each Oil and Gas Property shall be allocated among the Members in the same ratio in which they were allocated adjusted tax basis in that Oil and Gas Property under Section 10.2(c).

(v) Simulated Loss upon the sale, exchange, distribution, abandonment or other disposition of an Oil and Gas Property shall be allocated to the Members in proportion to the Members’ allocable shares under Section 10.2(d) of the total amount realized from the disposition of such property that represents recovery of the Company’s Simulated Basis in such property. Simulated Gains upon the sale, exchange, distribution, abandonment or disposition of an Oil and Gas Properties shall be allocated as part of the allocation of Net Profit and Net Loss pursuant to Section 10.1(a).

(vi) If any amount is allocated pursuant to the proviso at the end of Section 10.1 (a) or clauses (i), (ii), (iii), (iv) or (v) of this Section 10.1(b), then, notwithstanding anything to the contrary in this Agreement (but subject to the provisions of such proviso and clauses (i), (ii). (iii), (iv) or (v) of this Section 10.1(b)), income, gain, deduction and loss, or items thereof, thereafter shall be allocated in such manner and to such extent as may be necessary so that, after such allocation, the respective balances of the Members’ Capital Accounts as nearly as possible shall equal the balances that would have been obtained if the amount allocated pursuant to such proviso or clause (i), (ii), (iii), (iv) or (v) and the amount allocated pursuant to this clause (vi) instead had been allocated under the provisions of this Agreement without giving effect to the such proviso or the provisions of clause (i), (ii), (iii), (iv) or (v) or this clause (vi).

(c) The allocations set forth in this Agreement are intended to comply with the requirements of Sections 704(b) and 704(c) of the Code and the Allocation Regulations and shall be interpreted and applied in a manner consistent therewith. If, in the reasonable opinion of the Tax Matters Partner, the allocations of income, gain, deduction and loss set forth herein shall not (i) comply with the cited Code provisions and the Allocation Regulations or (ii) comply with any other provision of the Code or the Treasury Regulations, then, notwithstanding anything to the contrary contained herein, such allocations shall, upon notice in writing to the other Members, be modified to satisfy such provisions of the Code and the Allocation Regulations, provided that any such modification shall not alter materially the economic arrangement among the Members.

10.2 Allocation of Taxable Income and Loss.

(a) Except as otherwise provided in this Section 10.2, the taxable income or loss of the Company (and items thereof) for any Fiscal Period shall be allocated among the Members in proportion to and in the same manner as Net Profit, Net Loss and separate items of income, gain, loss and deduction (excluding items for which there are no related tax items) are allocated among the Members for Capital Account purposes pursuant to the provisions of Section 10.1. Except as otherwise provided in this Section 10.2, the allocable share of a Member for tax purposes in each specified item of income, gain, deduction and loss of the Company comprising Net Profit, Net Loss or an item allocated pursuant to Section 10.1 shall be the same as such Member’s allocable share of Net Profit, Net Loss or the corresponding item for such Fiscal Period.

(b) In accordance with Section 704(b) and (c) of the Code and applicable Treasury Regulations, including Treasury Regulations Section 1.704-1 (0)(4)(i), items of income, gain, deduction and loss with respect to any Book Property of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Book Property to the Company for federal income tax purposes and its Book Value. In making allocations pursuant to this Section 10.2(b), the Tax Matters Partner is authorized to apply such method determined appropriate by the Tax Matters Partner.

(c) The deduction for depletion with respect to each separate Oil and Gas Property shall be computed for federal income tax purposes separately by the Members rather than the Company in accordance with Section 613A(c)(7)(D) of the Code. For purposes of such computation, except as required under Section 704(c) of the Code as administered by the Company under Section 10.2(b) with respect to any Oil and Gas Property the Book Value of which differs from its adjusted federal income tax basis, the adjusted tax basis of an Oil and Gas Property shall be allocated to the Members in proportion to their Pro Rata Shares as of the time the property is acquired by the Company.

(d) Each Member shall separately keep records of such Member’s share of the adjusted basis in each separate Oil and Gas Property, adjust such share of the adjusted basis for any cost or percentage depletion allowable with respect to such Oil and Gas Property and use such adjusted basis in the computation of such Member’s cost depletion or in the computation of its gain or loss on the disposition of such Oil and Gas Property by the Company or its Subsidiaries. It is the intent of the Company to comply with Treasury Regulation Section 1.613A-3(e)(3)(iii)(B). Consistent with Treasury Regulation Section 1.613A-3(e)(3)(iii), each Member agrees to furnish to the Company, within thirty days of receipt of written request by the Company, a written statement that clearly and accurately states the amount of that Member’s adjusted basis and depletion deductions with respect to each existing Oil and Gas Property. For the purposes of the separate computation of gain or loss by each Member on the taxable disposition of each separate Oil and Gas Property, the amount realized (as that term is defined under Section 1001 of the Code) from such disposition shall be allocated (i) first, except as. otherwise required by Section 10.2(b), to the Members in an amount equal to the Simulated Basis in such Oil and Gas Property in the same proportions as the aggregate adjusted tax basis of such Oil and Gas Property was allocated to the Members under Section 10.2(c), (ii) second, any remaining amount realized shall be allocated to the Members with respect to an Oil and Gas Property contributed to the Company by a Member, in a manner consistent with Section 10.2(b) and (iii) third, any remaining amount realized shall be allocated to the Members consistent with the allocation of the Simulated Gains therefrom under Section 10.1(a).

(e) To the extent of any recapture income resulting from the sale or other taxable disposition of assets of the Company, the amount of any gain from such disposition allocated to a Member (or a successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent that such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

(f) The items of income, gain, deduction and loss for tax purposes allocated to the Members pursuant to this Section 10.2 shall not be reflected in the Members’ Capital Accounts.

(g) Pursuant to Treasury Regulations Section 1.751-3 (a)(3), the Members hereby agree to allocate excess nonrecourse liabilities of the Company in accordance with their respective interests in the Company as reasonably determined by the Tax Matters Partner in good faith.

ARTICLE 11

DISTRIBUTIONS

11.1 Generally.

(a) The Board shall have sole discretion regarding the amounts and timing of Distributions to Members, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations. Notwithstanding the foregoing, other than as required by Section 11.1(b) below, the Company shall not make any Distributions until all obligations of the Company under the Platinum Credit Agreement have been paid in full.

(b) Without limiting the generality of the foregoing, available cash of the Company, if any, shall be distributed to the Members on a quarterly basis in an amount sufficient to cause each Member to receive a distribution equal to the highest combined marginal federal and state income tax rates applicable to individuals residing in New York, New York multiplied by its respective share of the net taxable income of the Company reduced by prior losses (and computed without taking into account any special allocations of income pursuant to Section 704(c) of the Code), with payments with respect to the first, second, third, and fourth quarters of each calendar year to be made on or before April 10, June 10, and September 10 of such calendar year and January 10 of the following calendar year, respectively, and with the amounts distributed based upon the Tax Matters Partner’s estimate of the Company’s taxable income for the current period and with distributions for subsequent periods being adjusted based upon actual results; provided that it is understood that any Member may waive its right to receive distributions under this Section 11.1(b); provided, further, that distributions under this Section 11.1(b) shall be taken into account as advances against amounts to be distributed to the Members receiving such distributions (and shall be credited against future distributions to such Members) (such Distributions, “Tax Distributions”). Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate the BOC or other applicable law

(c) Subject to the provisions of Section 11.1 above, the Company shall make Distributions to the Members, including Distributions in kind pursuant to Section 11.2, in the order and manner set forth in this Section 11.1(c).

(i) first, among the Class A Members and Class B Members in proportion to their relative Unreturned Capital Distributions, until all Unreturned Capital Distributions have been reduced to zero; and

(ii) thereafter, to the Class A Members and Class B Members in accordance with their Sharing Ratios.

11.2 Distributions in Kind. The Board may direct that property of the Company be distributed in kind pursuant to the provisions of Section 11.1. For purposes of maintaining the Capital Accounts when property of the Company is distributed in kind: (i) the Company shall treat such property as if it had been sold for its Fair Market Value on the date of distribution; (ii) any difference between such Fair Market Value and the Company’s prior Book Value in such property for Capital Account purposes shall constitute an item of gain or loss, as the case may be, for the Fiscal Period that includes the date of distribution and shall be allocated to the Capital Accounts of the Members pursuant to Article 9; and (iii) each Member’s Capital Account shall be reduced by the Fair Market Value on the date of distribution of the property distributed to such Member (net of any liabilities secured by such distributed property that such Member is considered to assume or take subject to).

11.3 Indemnification and Reimbursement for Payments on Behalf of a Member.

(a) The Company shall have the authority to (i) make any tax payments or (ii) withhold any amount, in each case to the extent required by federal, state, local law or non-U.S. law on behalf of or with respect to any Member. The amount of any payment made on behalf of or with respect to any Member pursuant to clause (i) shall constitute an advance by the Company to the Member. Such advance shall be repaid to the Company in accordance with Section 11.3(b). The amount of any withholding made on behalf of or with respect to any Member, including but not limited to, pursuant to clause (ii), shall be treated in the same manner as the distribution from which such withholding was made.

(b) If the Company is obligated to pay any amount to a governmental agency or to any other Person (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal withholding taxes with respect to foreign partners, state personal property taxes or state unincorporated business taxes), then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payment). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Member, and, at the option of the Board, either:

(i) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Member’s Capital Account but shall not be deemed to be a Capital Contribution hereunder), or

(ii) the Company shall reduce current or subsequent distributions (including liquidating distributions) that would otherwise be made to the Indemnifying Member until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement.

(c) A Member’s obligation to make contributions to the Company under this Section 11.3 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 11.3, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies that it may have against each Member under this Section 11.3, including instituting a lawsuit to collect such payments with interest.

ARTICLE 12

TRANSFER OF UNITS

12.1 Transfer of Units.

(a) Subject to Section 12.6, no Member shall sell, exchange, transfer, assign, make a gift of, pledge, encumber, hypothecate, alienate or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) its Units (including, for purposes of this Article 12, all Units then issuable upon conversion or exercise of Unit Equivalents), in whole or in part (each a “Transfer”), to any Person, including another Member, except as expressly provided in Section 12.1(b) below. Any Transfer or purported Transfer of any Unit not made in accordance with this Article 12 shall be void ab initio.

(b) Subject always to Section 12.1(c) and Section 12.1(d), a Member may Transfer all or a portion of its Units (i) to any Affiliate, (ii) to any Person approved in writing by 100% of the Board, (iii) to the Company, (iv) in the case of a Member that is a natural person, pursuant to applicable laws of descent and distribution or to a member of such Member’s Family Group, (v) pursuant to a pledge of the Class B Units under the Platinum Credit Agreement and security and pledge agreements contemplated thereby by reason of the exercise by the pledgee of its rights and remedies under such security and pledge agreements, and (vi) sales of all or any portion of the Units held by it on any date following the two year anniversary of this Agreement; provided, that any Transfer permitted by this Section 12.1(b) shall not release the Member from its obligations to the Company unless such obligations are assumed by the transferee in writing to the satisfaction of the Board. Any such Transfer shall be referred to herein as a “Permitted Transfer” and the transferee to whom any Units are transferred in connection therewith shall be referred to herein as a “Permitted Transferee”.

(c) Subject to Section 12.2(e), a Transfer shall not be treated as a Permitted Transfer unless and until the following conditions are satisfied:

(i) Except in the case of a Transfer involuntarily or by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer, including a counterpart signature to this Agreement. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer;

(ii) The transferor and/or transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information, statements or returns with respect to the transfer. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred interest until it has received such information; and

(iii) Except in the case of a Transfer of any Units by the Class A Members to an Affiliate or a Transfer of any Units involuntarily or by operation of law, either (A) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (B) the transferor shall, upon the reasonable request of the Company, provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Board, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

(d) Notwithstanding anything to the contrary herein, no Transfer of Units shall be permitted, nor shall any transferee become a beneficial owner of Units pursuant to a Transfer, if such Transfer would cause (i) the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code, (ii) the Company to have more than 100 members (as determined for purposes of Section 7704 of the Code, including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)) or (iii) without the prior written consent of the Board, 50 percent or more of the total interest in the Company’s capital and profits to be sold or exchanged for purposes of Section 708 of the Code in one or more transactions in the aggregate within a 12-month period.

12.2 Admission of Substituted Members. Subject to the other provisions of this Article 12, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of each of the conditions set forth in this Section 12.2:

(a) Board consents to such admission, which consent may be given or withheld in the Board’s sole and absolute discretion; provided, that such consent shall be deemed to be given by the Board (i) in the case of any Transfer by Platinum to an Affiliate, (ii) upon prior written approval of the Board, or (ii) with respect to any Transfer that satisfies (b) and (c) and, if applicable, (d) below.

(b) The Unit with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer.

(c) The transferee of the Unit shall, by written instrument, agree to take and accept such Unit subject to all of the restrictions, terms and conditions contained in this Agreement, the same as if it were a signatory party hereto, and the Certificate. The Company will not be required to recognize any permitted assignment of a Unit until the instrument conveying such Unit and assuming all obligations under this Agreement and the Certificate has been delivered to the Board and is satisfactory to the Board in its reasonable discretion.

(d) Except in the case of a Transfer involuntarily or by operation of law, if required by the Board, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect such Transfer, including amendments to the Certificate or any other instrument filed with the State of Texas or any other state or governmental authority.

(e) Notwithstanding anything to the contrary in Sections 12.1 and 12.2 hereof, the pledge of Units by Black Elk Energy, LLC pursuant to the Platinum Credit Agreement and any further Transfer as a result thereof shall not require the execution of any additional documents or instruments of conveyance and the admission of PPVA Black Elk (Cayman) Ltd. (or its designated affiliate) as a Member upon operation of the terms of the Platinum Credit Agreement is hereby approved.

12.3 Rights of Unadmitted Assignees. Any Person that acquires a Unit but that is not admitted as a substituted Member pursuant to Section 12.2 (an “Unadmitted Assignee”) hereof shall be entitled only to allocations and distributions with respect to such Unit in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the BOC or this Agreement.

12.4 Distributions and Allocations in Respect of Transferred Unit. If any Unit is Transferred during any Fiscal Period, in compliance with the provisions of this Article 12, then Net Profit and Net Loss (and individual items of income, gain, loss and deduction), and other items attributable to the Units for such Fiscal Period shall be divided and allocated between the transferor and the transferee in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Board. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

12.5 Preemptive Rights.

(a) Subject to subsection (b) below, if the Company issues any additional Units, then the Company will offer to sell to each Member a number of such securities (“Offered Units”) based on such Member’s Pro Rata Share. The Company shall give each Member at least thirty (30) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms (including price per Offered Unit) and conditions of such issuance (the “Issuance Notice”). Each Member will be entitled to purchase such Member’s Pro Rata Share of Offered Units as determined above at the same price, on the same terms (including, if more than one type of Offered Unit is issued, the same proportionate mix of such Units), and at the same time as the Offered Units are issued, by delivery of irrevocable written notice to the Company of such election within thirty (30) days after delivery of the Issuance Notice (the “Election Notice”). If any Member has elected to purchase any Offered Units, the sale of such Offered Units shall be consummated as soon as practical (but in any event within fifteen (15) days) after the delivery of the Election Notice. If any Member declines to purchase all or a portion of its Pro Rata Share of the Offered Units, all members that determined to exercise their rights to purchased Offered Units shall have the right to purchase all or any portion of such Member’s Pro Rata Share of the Offered Units that have not been so purchased. If any Offering Units still remain unsold, Platinum shall have the right, in its sole discretion, to purchase any remaining Offered Units that have not been so purchased, provided that Platinum gives notice to the Company that it intends to exercise such right in its Election Notice, along with an indication of the amount of additional Offered Units it is willing to purchase.

(b) In the event that Election Notices are not given, by the Members in respect of all of the Offered Units, the Company shall have ninety (90) days from the expiration of the foregoing fifteen (15) day period to sell all or any part of the Offered Units as to which Election Notices have not been given by the Members (the “Refused Securities”) to any other Person(s), but only upon terms and conditions that in all material respects (excluding, without limitation, unit price and interest rates) are no more favorable to such other Person(s) and no less favorable to the Company than those set forth in the Issuance Notice, Upon the closing, which shall include full payment to the Company, of the sale to such other Person(s) of all of the Refused Securities, the Members shall purchase from the Company, and the Company shall sell to the Members, the Offered Units in respect of which Election Notice were delivered to the Company by the Members, at the terms specified in the Issuance Notice.

(c) The provisions of Section 12.5(a) shall not apply to any issue or sale of Units or Unit Equivalents (i) upon the conversion or exchange of any Units, including pursuant to Section 12.6 below, or in connection with any split, reverse split, recapitalization, reclassification, combination or similar reorganization or other transaction affecting the Units, (ii) upon conversion or exercise of any Unit Equivalents, which, when issued, complied with this Section 12.5 or (iii) pursuant to Section 8.1 or 8.2.

12.6 Rights of First Refusal and Co-Sale.

(a) If any Member proposes to Transfer (other than as. a Permitted Transfer) to any Person any Units in one or more related transactions (the “Proposed Sale”), such Member (the “Seller”) shall promptly give written notice (the “Transfer Notice”) to the Company and to each of the Members at least thirty (30) days prior to the execution of such Transfer. The Transfer Notice shall describe in reasonable detail the Proposed Sale, including, without limitation, the number and class of Units to be transferred (the “Transfer Units”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b) The Company shall have the right, exercisable upon written notice to the Seller within ten (10) days after receipt of the Transfer Notice, to purchase any or all of the Transfer Units on the same terms and conditions as the Proposed Sale.

(c) If the Company does not exercise its right of first refusal as to all of the Transfer Units, the Seller shall give written notice thereof to each of the Members (the “Secondary Notice”), and each of the Members shall thereupon have the right, exercisable within ten (10) days after receipt of such Secondary Notice, to purchase its Pro Rata Share of all Transfer Units on the same terms as the Proposed Sale.

(d) If any Member (an “Exercising Member”), but not all Members exercises its right of first refusal as to its Pro Rata Share of Transfer Units, the Seller shall give written notice to each Exercising Member and each such Exercising Member shall thereupon have a right of first refusal to purchase its Pro Rata Share of Transfer Units not purchased pursuant to paragraph of this Section 12.6, exercisable within five days after receipt of such notice, on the same terms as the Proposed Sale; provided, that in the case where Platinum or its Affiliates is the only Exercising Member, such Exercising Member shall have a right of first refusal to purchase any part or all of the Transfer Units not purchased pursuant to paragraph (c) of this Section 12.6.

(e) If the Members do not exercise their right of first refusal as to all of the Transfer Units, subject to the following provisions of this Section 12.6, the Seller may consummate the Proposed Sale for the remainder of the Transfer Units upon the terms set forth in the Transfer Notice within thirty (30) days after the date of the last notice provided by Seller pursuant to this Section 12.6 or Seller may cancel the Proposed Sale. Any desired Transfer of Units after the termination of such thirty (30) day period must again first be offered to the Company and the Members pursuant to this Section 12.6.

(f) Each Member may elect to exercise a right of co-sale to participate up to its Pro Rata Share in the Proposed Sale on the same terms and conditions specified in the Transfer Notice by delivering to the Seller written notice to that effect within ten (10) days after receipt of the Secondary Notice. Each Member who timely exercises such Member’s right of co-sale may include in the Proposed Sale all or any part of such Member’s Units equal to the product obtained by multiplying (i) the aggregate number of Transfer Units originally proposed to be sold in the Proposed Sale (without reduction for any shares purchased by the Company, the Members pursuant to the right of first refusal set forth above) by (ii) a fraction, the numerator of which is the number of Units owned by such Member immediately before consummation of the Proposed Sale and the denominator of which is the total number of shares of Units owned, in the aggregate, immediately prior to the consummation of the Proposed Sale by all Members exercising rights of co-sale hereunder plus the number of Transfer Units held by the Seller (after giving effect to shares purchased by the Company and the Members pursuant to the right of first refusal set forth above). To the extent one or more of the Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Units that the Seller may sell in the Proposed Sale shall be correspondingly reduced.

12.7 Right of First Offer. If the Company proposes to obtain additional financing through the issuance of equity securities or Debt in accordance with the requirements set forth in Section 5.4(b)(iii) of this Agreement, for so long as Platinum continues to own any Units, Platinum or its designated Affiliate shall be entitled to the opportunity to make the first offer (the “Platinum Offer”) to the Company to provide such additional Company financing in the full amount specified by the Company, all on the terms and conditions hereinafter described (the “Right of First Offer”). Platinum shall not be required to exercise the Right of First Offer, but if it chooses to do so, it shall exercise the Right of First Offer within fifteen (15) Business Days after being advised in writing by the Company of the following: (i) that the Company proposes to obtain additional financing through the issuance of equity securities or Debt; (ii) the amount of financing the Company proposes to seek; and (iii) the general use of proceeds of the financing, which may be for general Company purposes. If so requested by the Company, Platinum shall promptly confirm in writing to the Company that it does not wish to exercise its Right of First Offer. In the event that Platinum makes a Platinum Offer, it will be an irrevocable commitment by Platinum to purchase the equity securities or Debt of the Company, subject to the Company’s rights hereunder. Except as provided herein, the Company shall not be under any obligation to accept, or to make any counteroffer to, the Platinum Offer or any other offer or offers made by Platinum or its Affiliates in connection with the Right of First Offer; provided, however, that the Company will provide Platinum with a copy of any offer (i) in the case of equity securities, at a purchase price per Unit that is higher than the per Unit price set forth in the Platinum Offer and (ii) in the case of Debt, on terms that are more advantageous to the Company than those provided in the Platinum Offer (each a “Superior Offer”) it receives during the Company Acceptance Period. Within ninety (90) Business Days following receipt by the Company of the Platinum Offer (the “Company Acceptance Period”), the Company shall notify Platinum whether or not it is electing to accept the Platinum Offer (such notification, if affirmative shall be referred to hereinafter as the “Company Acceptance” and, if negative in whole, the “Company Rejection”). In the event that a Superior Offer is received by the Company, the Company Acceptance Period shall be extended for five (5) Business Days following receipt by Platinum of a copy of any Superior Offer, during which time, Platinum may revise the Platinum Offer in order to match or exceed the terms of the Superior Offer (such offer, a “Matching Offer”). The Company may only accept a Superior Offer and may not accept any offer received during the Company Acceptance Period, as such Company Acceptance Period may be extended, that provides for (i) in the case of equity securities, at a purchase price per Unit that is less than the per Unit price set forth in the Platinum Offer or the Matching Offer, as the case may be and (ii) in the case of Debt, on terms that are less advantageous to the Company than those provided in the Platinum Offer or the Matching Offer, as the case may be (an “Inferior Offer”). The Company Acceptance shall be deemed to be an irrevocable commitment by the Company to sell to Platinum the number of Company equity securities or the amount of Debt which Platinum has offered to purchase on terms substantially as set forth in the Platinum Offer or the Matching Offer or such other terms and conditions as are no less favorable to Platinum than those specified in the Platinum Offer or the Matching Offer. During the Company Acceptance Period or upon the first to occur of (i) the waiver by Platinum of the Right of First Offer, (ii) the rejection of the Platinum Offer or the Matching Offer for a Superior Offer or (iii) the lapse of the period during which the Right of First Offer may be exercised by Platinum, the Company may, subject to the limitations of Section 4.4(b) of this Agreement, seek and obtain Company financing from any Person or Persons through the issuance of Company equity securities or Debt; provided that, during the Company Acceptance Period, the Company may only accept Superior Offers and provided further, that if, during the Company Acceptance Period, the Company receives a Matching Offer, the Company may only accept such Matching Offer.

12.8 Drag Along Rights. Following compliance with Section 12.6, in the event that Platinum agrees to: (i) sell all of its Units; (ii) vote in favor of a merger, consolidation amalgamation, reorganization or recapitalization, share exchange, business combination, or similar transaction involving the Company; or (iii) vote in favor of the sale of all or substantially all of the Company’s assets, (each an “Approved Transaction”) in each case to an unaffiliated, third party purchaser or purchasers, in a single transaction or series of related transactions; then, the each other Member shall: (a) consent to, vote for and raise no objections against the Approved Transaction or the process pursuant to which the Approved Transaction was arranged; (b) waive any dissenters’, appraisal and similar rights with respect to the Approved Transaction, and (c) if the Approved Transaction is a sale of Units, agree to sell all of its Units on the terms and conditions of the Approved Transaction. Each Member shall take all necessary and reasonably desirable actions in connection with the consummation of any Approved Transaction, including without limitation the execution of such agreements and instruments and other actions reasonably necessary to: (x) cooperate with the purchaser in such Approved Transaction to provide access and information as may be reasonably requested by such purchaser, (y) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Transaction; and (z) effectuate the allocation and distribution of the aggregate consideration upon the Approved Transaction such that all Members shall receive the same proportion of the aggregate consideration from such Approved Transaction that such Member would have received if such aggregate consideration had been distributed by the Company in a complete liquidation pursuant to the rights and preferences set forth in this Agreement.

12.9 Change in Business Form. In connection with a proposed Public Offering with respect to which the managing underwriters advise the Company that in their opinion the capital structure of the Company or its form of legal entity may adversely affect the marketability of the offering, the Members and any other Person owning Units will vote for a recapitalization and/or exchange of the Units into securities (the “Reclassified Securities”) (i) that the managing underwriters and the Board find acceptable, (ii) which does not cause any Member to recognize significant income for federal income tax purposes, and (iii) in which all or a portion of the Units are either combined into a single class or type of Reclassified Security and/or the rights and preferences of ail or a portion of the classes of Units of the Company are preserved as nearly as possible, and the Members and any other Person owning Units will take such actions as are reasonably required in connection with such recapitalization and/or exchange, including converting the Company from a limited liability company into a corporation, contributing their respective Units to a newly formed corporation in exchange for stock of such newly formed corporation or structuring the recapitalization and/or. exchange in any other manner advised by the managing underwriters and the Board; provided, that the Reclassified Securities provide each Member or other Person owning Units with the same relative economic interest (taking into account any federal income tax consequences or the recapitalization) as such Person had prior to such recapitalization or exchange; provided further that the provisions of this Agreement (to the extent applicable) and the Registration Rights Agreement, dated as of the date hereof, between the Company and certain Members shall apply to the Reclassified Securities and the issuer thereof as such provisions apply to the Units and the Company, mutatis mutandis. Each Member or other Person owning Units shall take all action reasonably requested by the Board to effect any such restructuring.

ARTICLE 13

ACCOUNTING; REPORTING TO AND BY MEMBERS

13.1 Books and Records. The books and records of the Company shall be kept at the principal offices of the Company. The books and records for any taxable year shall be retained until such taxable year has been closed under federal and state income tax laws, by the running of the statute of limitations or otherwise, for each of the Members. The Company shall, upon reasonable prior notice and during normal business hours, make available to each Member or its representatives or designees all properties, assets, books of account, records, contracts and other documents of the Company and any other material reasonably requested by the inspecting Member, for inspection.

13.2 Methods of Accounting.

(a) The Company shall cause to be prepared with respect to each Fiscal Year financial statements based on GAAP.

(b) In addition, the Company shall maintain such records and accounts as are necessary to compute (i) the Net Profit or Net Loss of the Company (and individual items of income, gain, deduction and loss for Capital Account purposes) and the Capital Accounts of the Members and (ii) the taxable income or loss of the Company (and individual items of income, gain, deduction and loss for tax purposes).

13.3 Reports.

(a) The Board shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company’s accountants. Annual financial statements shall be audited by the Company’s outside accountants.

(b) Any inspection or copying by a Member under this Section 13.3 may be made by that Person or that Person’s agent or attorney.

(c) No later than one hundred twenty (120) days after the end of each Fiscal Year of the Company, the Company will furnish each Member a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, ail prepared in accordance with GAAP consistently applied. Such financial statements shall be reviewed by independent public accountants selected by the Board.

(d) As soon as available, but in any event In accordance with then applicable law and not later than forty-five (45) days after the end of each calendar quarter, the Company will furnish to the Class A Members the Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such calendar quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of the Company’s Executives as presenting fairly in all material respects the financial condition and results of operations of the Company its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(e) As soon as available at the end of each calendar month, the Lease Operating Statements on a property by property and aggregate basis.

(f) Upon the reasonable request of any Member, on or before April 1st and October 1st of each Fiscal Year, the Company shall furnish to the such Member a Reserve Report evaluating the Oil and Gas Properties of the Company and its Subsidiaries as of the immediately preceding January 1st and July 1st. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such Reserve Report to be true and accurate and to have been prepared III accordance with the procedures used in the immediately preceding January 1 Reserve Report.

13.4 Confidentiality. In connection with the operation of the Company and the terms and conditions of this Agreement, the Company will be required to deliver to the Members information that is confidential, non-public and proprietary and each Member acknowledges that the information required to be delivered to such Member or that such Member has the right to inspect pursuant to this Agreement shall be deemed confidential, non-public and proprietary information (the “Confidential Information”), and agrees that: (i) unless pursuant to prior written consent by the Board, such Member shall maintain the confidentiality of the Confidential Information and not disclose any Confidential Information or the provisions of this Agreement to any third party, unless compelled by statute, rule, court order, subpoena or related judicial proceeding (whether in discovery or otherwise); (ii) such Member shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access, to the Confidential Information; (iii) such Member shall not use the Confidential Information in any way that is detrimental to the Company; and (iv) such Member agrees that the Confidential Information obtained pursuant to this Article 13 shall remain the exclusive property of the Company, and such Member shall promptly return to the Company all Confidential Information and all material which incorporates, or is derived from, all such Confidential Information immediately following a request by the Board. It is hereby agreed that Confidential Information does not include information generally available and known to the public or obtained from a source not bound by a confidentiality agreement or other obligation or duty to maintain confidentiality with the Company. Notwithstanding the above, the Company will be under no obligation to provide geological or geophysical information or data to the Members that the Company is required by third party agreement to maintain as confidential.

13.5 Filings. The Board, at the Company’s expenses shall cause to be prepared and timely filed any required reporting or filing requirements imposed by any governmental agency or authority. The Board, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to or restatements of the Certificate and all reports required to be filed by the Company with those entities under the BOC or other then current applicable laws, rules and regulations.

13.6 Bank Accounts. The Board shall maintain the funds of the Company and its Subsidiaries in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company or its Subsidiaries to be commingled in any fashion with the funds of any other Person.

13.7 Accounting Decisions and Reliance on Others. All decisions as to any material accounting matters, except as otherwise specifically set forth herein, shall be made by the Board. The Board may rely upon the advice of the Company’s accountants as to any such matter.

ARTICLE 14

TAX MATTERS

14.1 Tax Returns: Tax Accounting Methods; Tax Elections and Partnership Classification.

(a) The Tax Matters Partner shall cause the federal and any required state or local income tax returns of the Company to be prepared and filed on behalf of the Company. For each Fiscal Year, the Company shall use its reasonable best efforts to send to each Person who was a Member at any time during such Fiscal Year (i) on or before March 15th of the succeeding year, an estimate of such Person’s distributive share of the Company’s items of income, gain, loss, deduction and credits for such Fiscal Year as computed for federal income tax and any applicable state income or franchise tax purposes and (ii) within 90 days after the close of such Fiscal Year (or as soon as reasonably practical thereafter) an Internal Revenue Service Form K-I (and any relevant state or local equivalent form) and such other information, if any, with respect to the Company as may be necessary for the preparation of (A) such Member’s federal income tax returns, including a statement showing such Member’s Capital Account and such Member’s share of taxable income, net operating loss, capital gain or loss, and credits for such Fiscal Year for federal income tax purposes, and (B) such state and local income tax returns and other tax returns as are required to be filed by such Member as a result of the Company’s activities in such jurisdiction.

(b) The Board shall select such tax accounting methods as it reasonably determines in good faith to be in the best interest of the company and the Members.

(c) Except as provided in Section 2.6, the Tax Matters Partner shall cause such tax elections to be made on behalf of the Company as the Tax Matters Partner reasonably determines in good faith to be in the best interest of the Company and the Members; provided, however, that the Tax Matters Partner (i) shall, upon request of a Member transferring Units, cause the Company to make an election under Section 754 of the Code, (ii) shall elect to deduct or amortize the organizational expenses of the Company as permitted by Code Section 709(b), (iii) shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining their consent; and (iv) shall not bind any Member to a settlement agreement without obtaining the consent of such Member.

(d) Notwithstanding any other provision herein, the Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes and shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, but without changing the economic relationships created by, or the essential terms of, this Agreement, as may be reasonably required to qualify for and receive treatment as a partnership for federal income tax purposes.

14.2 Tax Matters Partner.

(a) Platinum is hereby appointed and shall serve as the tax matters partner of the Company (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code. The Tax Matters Partner shall (i) furnish to each Member affected by an audit of Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority, and (ii) keep such Members informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each other Member a “notice partner” within the meaning of Section 623 I (a)(8) of the Code, provided that each such other Member provides the Tax Matters Partner with the information that is necessary to take such action.

(b) The Company shall reimburse the out-of-pocket expenses (including outside attorneys’ and other outside professional fees) incurred by the Tax Matters Partner in such capacity. Each Member that elects to participate in a tax proceeding of the Company shall be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return (including without limitation additional taxes and any applicable interest and penalties thereon) shall be borne solely by the affected Member.

(c) The Company shall indemnify and hold harmless the Tax Matters Partner from and against any loss, liability, damage, cost or expense (including attorneys’ and accountants’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Partner, so long as such act or decision was not the result of gross negligence, fraud or willful misconduct by the Tax Matters Partner. The Tax Matters Partner shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of its responsibilities and authority as Tax Matters Partner, and any act or omission of the Tax Matters Partner pursuant to such advice in no event shall subject the Tax Matters Partner to liability to the Company or any Member.

14.3 Safe Harbor Elections. The Company shall, and each Member hereby agrees, pursuant to Proposed Treasury Regulation Section 1.83-3(e), Notice 2005-43, and all final or successor regulations, revenue procedures and similar authority, that (i) the Company is authorized and directed to elect a safe harbor under which the fair market value of a membership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that membership interest, and (ii) the Company and each Member, including any person to whom a membership interest is transferred in connection with the performance of services, agree to comply with all requirements of the safe harbor with respect to all membership interests transferred in connection with the performance of services while the election remains effective. The Company shall prepare and execute such documents and retain such records as are required by the final regulations. In the discretion of the Board, the Company may at any time revoke such safe harbor election in such manner as the final regulations provide.

ARTICLE 15

DISSOLUTION AND LIQUIDATION

15.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following (each, a “Dissolution Event”):

(a) upon the unanimous written consent of the Board, including the affirmative vote of the Platinum Manager;

(b) upon the merger, consolidation, reorganization or other business combination or transaction or upon the sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions approved by Members, which shall include the Class A Members holding of a majority of the Class A Units outstanding; or

(c) upon entry of a decree of judicial dissolution under the BOC, unless the Company is continued as permitted under the BOC.

No other event or occurrence shall cause a Dissolution Event or, if it does, the Members shall continue the Company.

15.2 Liquidation of the Company. Upon a Dissolution Event, the Member or Members designated by the Board shall act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the BOC. The costs of liquidation shall be borne as a Company expense. Until the final winding up of the Company, the liquidator(s) shall continue to operate the Company’s properties with all of the power and authority of the Board, subject to the power of the Board to remove and replace such liquidator(s). The steps to be accomplished by the liquidator(s) are as follows:

(a) As promptly as possible after a Dissolution Event and again after final winding up of the Company, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the Dissolution Event occurs or the final liquidation is completed, as applicable.

(b) The liquidator(s) shall cause the Company’s property to be liquidated as promptly as is consistent with obtaining the fair market value thereof.

(c) Subject to Section 15.2(g), the liquidator(s) shall distribute the proceeds of such liquidation and any other assets of the Company (subject to any requirement under the BOC) in the following order of priority:

(i) first, to payment of all of the debts, liabilities, add obligations of the Company (including all expenses incurred in liquidation);

(ii) second, to the establishment of adequate reserves for the payment and discharge of all debts, liabilities and obligations of the Company, including contingent conditional or unmatured liabilities, in such amount and for such term as the liquidator(s) may reasonably determine;

(iii) third, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members in accordance with Section 11.1(c), as promptly as practicable, but in any event within the time required by Treasury Regulations Section 1.704-1 (b)(2)(ii)(b)(2).

(d) The liquidator(s) shall use all reasonable efforts to reduce the assets of the Company to cash and to distribute cash upon liquidation to the Members. Subject to the foregoing, if any assets of the Company are not reduced to cash, then the Members (i) shall hire independent recognized appraisers to appraise the value of the non-cash assets of the Company (the cost of such appraisal to be considered an expense of the Company), (ii) shall allocate, in accordance with Section 10.1, any unrealized gain or loss determined by such appraisal to the Members’ Capital Accounts as though the non-cash assets had been sold on the date of distribution and (iii) shall, after giving effect to any such adjustment, treat the distribution of such non-cash assets as equivalent to a distribution of cash in the amount determined by the appraisal of such assets. No Member shall have any right to any specific assets of the Company except as otherwise herein specifically provided.

(e) Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the liquidator(s), which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

(f) As soon as possible following application of the proceeds of liquidation and any assets that are to be distributed in kind, any Member (or any other appropriate representative of the Company) shall execute a certificate of dissolution in the form prescribed by the BOC and shall file the same with the Secretary of State of the State of Texas.

(g) If, upon a liquidation of the Company’s property pursuant to this Article 15, it is reasonably determined by the Board in good faith that any Member has received Distributions pursuant to Section 11.1(c) (after giving effect to Sections 10.2(c) and 10.2(d) that exceed the amounts that would have been properly distributed to such Member had all Distributions been made pursuant to Section 11.1(c) throughout the existence of the Company been made instead at once at the time of the such liquidation, then such Member shall contribute to the Company the amount of Distributions distributed to such Member in excess of the amount that would have been so properly distributed, and the Company shall distribute such amount pursuant to the distribution priorities in Section 11.1(c).

15.3 Assumption of Liabilities. No party hereto shall incur, or be deemed to incur, any liabilities or obligations as a result of the dissolution of the Company in accordance with the provisions set forth in this Article 15. No Member will be required to make any capital contribution or other payment to fund any negative Capital Account balance.

15.4 Withdrawal. Except in connection with a transfer or forfeiture of Units in accordance with this Agreement, no Member shall withdraw or resign from the Company without the prior written consent of the Board (which consent may be withheld in its sole discretion), including the affirmative vote of the Platinum Manager, and no Member shall be subject to expulsion from the Company except as expressly agreed by the Board. Neither the withdrawal, resignation, expulsion or admission of any Member nor any other circumstance, action or condition shall permit any early termination or dissolution of the Company, which, except as provided in Section 15.1, shall not be wound up or liquidated and which shall continue unaffected.

15.5 Winding Up. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the property and assets of the Company after the payment of all debts and liabilities of the Company are insufficient to return the Capital Contributions of any Member, such Member shall have no recourse against any other Member.

ARTICLE 16

INDEMNIFICATION AND INSURANCE

16.1 Right of Indemnification. To the fullest extent allowed by Section 8.001 et seq. of the BOC, as if the Company were a corporation under the BOC, without any of the limitations imposed by the BOC, and as if all permissive provisions thereof are mandatory for the purposes hereof, the Company shall indemnify and hold harmless any Covered Person, Member, Manager, officer and Affiliate thereof (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including without limitation taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Member), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be a Member, a Manager, officer or any Affiliate thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee, subject to the limitations set forth in Section 5.14 of this Agreement with regard to Excused Persons, (i) for any breach of the Indemnitee’s duty of loyalty to the Company or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Indemnitee received any improper personal benefit.

16.2 Responsibility of the Manager; Limitation of Liability: Indemnification.

(a) The Managers shall exercise good faith in carrying out the Managers’ several duties and obligations provided in this Agreement and in dealings with respect to the Company and the Company’s business and affairs and, to the fullest extent permitted by law, any provision of this Agreement, any other Company-Related Document, or applicable law that implicitly or explicitly imposes a different standard on the Managers shall be interpreted to impose only this good faith standard. Compliance by the Managers with the provisions of Section 101.255 of Title 3 (Limited Liability Companies) of the BOC shall be deemed the exercise of “good faith”. Whenever in this Agreement the Managers or another Covered Person are permitted or required to act in its “good faith,” any such Covered Person shall act under such express standard and, to the fullest extent permitted by applicable law, shall not be subject to any other or different standard.

(b) Notwithstanding any other terms of this Agreement or any other document relating to the Company (each, a “Company-Related Document”), whether express or implied, or any obligation or duty at law or in equity, and to the fullest extent permitted by law, none of the (i) Platinum -Related Parties, (ii) Excused Persons, (iii) Managers and (iv) Members (each, a “Covered Person”) shall be liable to the Company or to any Member for any act or omission (in relation to the Company, this Agreement, any other Company-Related Document, any transaction, any investment, or any business decision or action, including, without limitation, for breach of contract or breach of duties, including fiduciary duties) taken or omitted by a Covered Person, provided that a court of competent jurisdiction has not rendered a final determination that such act or omission constitutes fraud, willful misconduct or a bad faith violation of such Covered Party’s implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, to the extent any Covered Person enters into a contract with the Company or any Affiliate of the Company, such contract shall be enforceable against the parties thereto in accordance with such contract’s terms.

(c) Any Covered Person acting under this Agreement or otherwise shall be entitled to rely on the provisions of any Company-Related Document and on the advice of counsel, accountants, and/or other professionals that is provided to the Company or such Covered Person, and such Covered Person shall not be liable to the Company or to any Member for such Covered Person’s reliance on any Company-Related Document or such advice, unless a court of competent jurisdiction has rendered a final determination that such reliance constitutes fraud or willful misconduct by such Covered Person. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable law, such other duties and liabilities of such Covered Person. This Section 16.2(c) does not create any duty or liability of a Covered Person that does not otherwise exist at law or in equity. Notwithstanding any provisions at law or in equity to the contrary, whenever a Covered Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Covered Person shall be entitled to consider only such interests (including such Covered Person’s own interests) and. factors as such Covered Person desires, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members, or any other person, to the fullest extent permitted by applicable law.

(d) Each Covered Person may rely, and shall incur no liability to the Company, any Member, or any other person in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice; request, consent, order, bond, debenture, paper, document, signature, or writing reasonably believed by such Covered Person to be genuine, and may rely on a certificate signed by an officer, agent, or representative of any person in order to ascertain any fact with respect to such person or within such person’s knowledge, in each case unless a court of competent jurisdiction has rendered a final determination that such Covered Person has engaged in fraud or willful misconduct.

(e) The obligations of the Company to the Members and Covered Persons provided in this Agreement, outlined in any offering document of the Company, or arising under law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any other Covered Person for such obligations, to the fullest extent permitted by law. The obligations of the Managers provided in this Agreement, outlined in any offering document of the Company, or arising under law are solely the obligations of the Managers, and no personal liability whatsoever shall attach to, or be incurred by, any other Covered Person for such obligations, to the fullest extent permitted by law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract, or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurrence by the Company or the Managers of the obligations provided in such documents.

(f) Whenever a conflict of interest exists or arises between an Excused Person on the one hand, and the Company or a Member on the other hand, the Excused Person shall resolve such conflict of interest considering in each case, in such Excused Person’s sole discretion, the relative interest of each party (including such Excused Person’s own interest) to such conflict, the benefits and burdens relating to such interests, any relevant industry practices, any applicable accounting practices or principles, and any other matters considered relevant by the Excused Person. To the fullest extent permitted by applicable law and unless a court of competent jurisdiction has rendered a final determination that the Excused Person has engaged in fraud or willful misconduct, the resolution of the conflict made by the Excused Person shall not constitute a breach of this Agreement, of any other Company-Related Document, of any other agreement contemplated by this Agreement or any offering document of the Company, and/or of any duty or obligation of the Excused Person at law or in equity or otherwise.

(g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY COMPANY-RELATED DOCUMENT TO THE CONTRARY, NO COVERED PERSON (INCLUDING, WITHOUT LIMITATION ANY EXCUSED PERSON) SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER, OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES.

16.3 Advances of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 16 shall, upon thirty (30) days advance written notice, in accordance with the terms hereof, upon request by the Indemnitee, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Article 16.

16.4 Other Rights. The indemnification provided by this Article 16 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Board or Members as a matter of law or equity, or otherwise, both as to an action in the Indemnitee’s capacity as a Member, a Manager, officer or any Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

16.5 Insurance. The Company shall within ninety (90) calendar days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers “directors and officers” insurance covering the actions and omissions of the Managers and officers of the Company with coverage customary for companies similarly situated to the Company. The Company will cause to be maintained such directors and officers insurance required by this Section and such policy shall not be cancelled by the Company without prior approval of the Board. The Company has as of the date hereof or shall within ninety (90) calendar days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers general liability insurance in amounts customary for companies similarly situated. The Company will cause to be maintained the general liability insurance required by this Section and such policy shall name the Company as loss payee and shall not be cancelled by the Company without prior approval of the Board.

16.6 Effect of Interest in Transaction. An Indemnitee shall not be denied indemnification in whole or in part under this Article 16 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

16.7 Notice of Indemnification and Advancement. Any indemnification of, or advancement of expenses to, a Manager, Member, officer, employee or agent of the Company in accordance with this Article 16, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

16.8 Repeal or Modification. Any repeal or modification of this Article 16 by the Members of the Company shall not adversely affect any right of a Manager, Member, officer, employee or agent of the Company existing hereunder at the time of such repeal or modification.

16.9 No Third Party Rights. The provisions of this Article 16 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE 17

MISCELLANEOUS

17.1 Entire Agreement. This Agreement, and the schedules and exhibits hereto, constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

17.2 Amendments. Except as otherwise expressly provided herein, this Agreement, including the schedules and exhibits hereto, may be amended only by the affirmative vote of the Board, which vote shall include the affirmative vote of the Platinum Manager, or if Platinum or its Affiliates do not have a Manager, the Class A Members holding more than a majority of the Class A Units then outstanding; provided, that (i) no such amendment that would have the effect of changing the Capital Account balance of any Member in a manner adverse to such Member can be effected without the consent of such Member, (ii) any amendment that would adversely or disproportionately affect any class of Member will require the consent of at least a majority of such class; and provided further, that the financial targets described in Section 8.2 may be amended by the affirmative vote of the Board, which vote shall include the affirmative vote of the Platinum Manager.

17.3 No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by any Member in the performance by such Member of his or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Member. Failure by the Company or a Member to complain of any act or omission to act by any Member, or to declare such Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his or its rights under this Agreement.

17.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

17.5 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

17.6 Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

17.7 Waiver of Jury Trial. The Company and each Member hereby waive, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or the validity, protection, interpretation or enforcement thereof The Company and each Member agree that this Section 17.7 is a specific and material aspect of this Agreement and would not enter into this Agreement if this section were not part of this Agreement.

17.8 Notices. Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, or electronic mail addressed to the party hereto as provided as follows:

(a) all communications intended for the Company shall be sent to its principal executive office as set forth herein; and

(b) all communications intended for a Member shall be sent to the address of such Member set forth on Exhibit A or Exhibit B, as applicable, or such other address as such Member shall have provided to the Company for such purpose by notice served in accordance with this Section 17.8.

(c) All notices shall be sent as aforesaid or at any other address of which any of the foregoing shall have notified the others in any manner prescribed in this Section 17.8.

(d) For all purposes of this Agreement, a notice or communication will be deemed effective:

(i) if delivered by hand or sent by courier, on the day it is delivered unless (i) that day is not a day upon which commercial banks are open for business in the city specified (a “Local Business Day”) in the address for notice provided by the recipient, or (ii) if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day;

(ii) if sent by facsimile transmission, on the date transmitted, provided oral or written confirmation of receipt is obtained by the sender, unless the transmission and continuation date is not a Local Business Day, in which case on the next succeeding Local Business Day; or

(iii) if sent by registered or certified mail, on the tenth Local Business Day after the date of mailing.

17.9 Titles and Subtitles. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

17.10 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

17.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and. shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought must be produced to evidence the existence of this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the Members of Black Elk Energy Offshore Operations, LLC hereby executes this Limited Liability Company Operating Agreement effective as of the date first written above.

COMPANY:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:
Name:	JAMES F. HAGEMEIER
Title:	VICE PRESIDENT

[Signature Page to Second Amended and Restated

Limited Liability Company Operating Agreement]

IN WITNESS WHEREOF, each of the Members of Black Elk Energy Offshore Operations, LLC hereby executes this Limited Liability Company Operating Agreement effective as of the date first written above.

MEMBERS:

PPVA BLACK ELK (US) CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated

Limited Liability Company Operating Agreement]

IN WITNESS WHEREOF, each of the Members of Black Elk Energy Offshore Operations, LLC hereby executes this Second Amended and Restated Limited Liability Company Operating Agreement effective as of the date first written above.

PLAINFIELD ELK HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Second Amended and Restated

Limited Liability Company Operating Agreement]

IN WITNESS WHEREOF, each of the Members of Black Elk Energy Offshore Operations, LLC hereby executes this Limited Liability Company Operating Agreement effective as of the date first written above.

BLACK ELK ENERGY, LLC

By:
Name:	JAMES F. HAGEMEIER
Title:	VICE PRESIDENT

[Signature Page to Second Amended and Restated

Limited Liability Company Operating Agreement]

IN WITNESS WHEREOF, each of the Members of Black Elk Energy Offshore Operations, LLC hereby executes this Limited Liability Company Operating Agreement effective as of the date first written above.

GROSS CAPITAL PARTNERS, LLC

By:
Name:	IRWIN GROSS
Title:	PRINCIPAL

IN WITNESS WHEREOF, each of the Members of Black Elk Energy Offshore Operations, LLC hereby executes this Limited Liability Company Operating Agreement effective as of the date first written above.

AVALON INTERNATIONAL GROUP

By:
Name:	ROSEMARIE E. STOFFO
Title:	PRINCIPAL

EXHIBIT A

NAMES AND ADDRESSES OF CLASS A MEMBERS

Names	Tax ID	Address
PPVA Black Elk (US) Corp.	27-0479090	c/o Platinum Partners Value Arbitrage Fund LP 152 West 57th Street, 4th Floor New York, New York 10019

1

EXHIBIT B

NAMES AND ADDRESSES OF CLASS B MEMBERS

Names	Tax ID	Address
Plainfield Elk Holdings LLC.	20-8017859	c/o Plainfield Asset Management LLC 55 Railroad Ave. -Plaza Level Greenwich, CT 06830 Attention: Thomas X. Fritsch
Black Elk Energy LLC	26-0385600	1710 S. Dairy Ashford Suite 212 Houston, TX 77077

Gross Capital Partners, LLC	20-4172614	800 S. Ocean Blvd Boca Raton, Florida 33432

Avalon International Group	20-1248126	12 Desbrosses Street New York, NY 10013

2

EXHIBIT C

OWNERSHIP OF UNITS

Name	Capital Contribution		Agreed Net Fair Market Value[5]	Number of Class A Units	Number of Class B Units	Initial Sharing Ratio
PPVA Black Elk (US) Corp.	$123,750	[1]	$123,750	128.58	—	9.9000%

Total Class A			$123,750	128.58		9.9000%

Plainfield Elk Holdings LLC	$449,000	[2]	$482,500		507.02	39.0379%

Black Elk Energy LLC	Black Elk Purchase Agreement[3]		$523,750	—	550	42.3471%

Gross Capital Partners, LLC	Services Rendered[4]		$60,000	—	63.19	4.8653%

Avalon International Group	Services Rendered[4]		$60,000	—	50	3.8497%

Total Class B Units			$1,126,250	128.58	1,170.21	90.1000%

Footnotes

1.	Deemed Capital Contribution in connection with the Platinum Credit Agreement and the extension of credit thereunder.
2.

Deemed Capital Contribution in exchange for $7,000,000 advance under the Credit Agreement, dated as of January 29, 2008, as amended, by and among the Company, Plainfield Specialty Holdings II Inc., a Delaware corporation, and the lenders named therein.

3.

Deemed Capital Contribution based upon agreed value in the Asset Sale Agreement for South Timbalier 8 Field, State of Louisiana, between Stone Energy Corporation, as seller, and Black Elk Energy, LLC, as buyer

4.	Deemed Capital Contribution in exchange for services rendered.
5.	These amounts will be used for purposes of making distributions pursuant to Section 11.1(c)(i).

3

EXHIBIT D

OFFICERS

Names	Title

John Hoffman	President, CEO
James Hagemeier	Vice President, CFO
Terrell Clark	Vice President, Engineering

4

EXHIBIT E

BROKER FEES

Stephens, Inc.	1.75%

Michael Angerame	2.0%

5